COMPANY PRESS RELEASE

Alternative Resources Corporation Declares Dividend Distribution of Preferred Stock Purchase Rights

LINCOLNSHIRE, Ill., Oct. 20 /PRNewswire/ - Alternative Resources Corporation (Nasdaq: ALRC - news) today announced that its Board of Directors has declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of Alternative Resources common stock. The Rights are designed to protect the long-term investment value of Alternative Resources stock and ensure that all Alternative Resources stockholders receive fair and equal treatment in the context of a takeover. The Rights are also intended to guard against partial tender offers and other abusive tactics to gain control of Alternative Resources without paying all stockholders a fair price for their shares.

Each Right will entitle stockholders to buy one one-hundredth of a share of preferred stock at an exercise price of $45.00. The Rights will be exercisable only if a person or group not approved by the Board of Directors acquires 15 percent or more of Alternative Resources' common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 40 percent or more of the common stock. Alternative Resources will be entitled to redeem the Rights for $.01 per Right at any time prior to the earlier of the expiration of the Rights, and 10 days after the Rights become exercisable (subject to an extension for up to 10 additional days).

If Alternative Resources is the surviving corporation in a merger with a holder of 15 percent or more of its common stock in which the common stock is not changed or exchanged, if a 15 percent stockholder engages in self-dealing transaction with Alternative Resources, if a person acquires 40 percent or more of Alternative Resources' common stock, or if a person commences a tender offer that would allow the person to acquire 40 percent or more of the company's outstanding common stock, then each Right, except for Rights held by the acquiring stockholder which become null and void, will entitle its owner to purchase, at the then-current exercise price, Alternative Resources common stock having a market value at that time of twice the Right's exercise price.

If Alternative Resources is acquired in a merger or other business combination transaction, each Right, except Rights held by the acquiring company which become null and void, will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's shares having a market value at that time of twice the Right's exercise price.

The Board of Directors of Alternative Resources also has the option, after a person acquires 15 percent or more of the company's outstanding common stock, to exchange all the Rights, except those belonging to the acquiring person which become null and void, for one share of Alternative Resources common stock per Right.

``The Rights are intended to enable all of the company's stockholders to realize the long-term value of their investment in the company. The Rights do not prevent a proxy contest for control of the company or a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover,'' said Raymond R. Hipp, chairman of the board, president and chief executive officer of the company.

The record date for the Rights dividend will be October 28, 1998. Shares issued in certain transactions after October 28, 1998 will be issued with a related Right. The Rights will expire on October 14, 2008. The distribution of the Rights is not taxable to stockholders.

Details of the Rights distribution are contained in a letter that will be mailed to all Alternative Resources stockholders.

About ARC

Headquartered in Lincolnshire, Ill., Alternative Resources Corporation is a leading provider of information technology services, including component outsourcing, technology deployments and IT project staffing. The company serves Fortune 1000 and mid-sized clients from 54 offices in the U.S. and Canada.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the company's ability to attract and retain qualified technology professionals, to initiate and develop client relationships and to identify and respond to trends in information technology. Although the company has used its best efforts to be accurate in making those forward-looking statements, it is possible that the assumptions made by management may not materialize. In addition, the information set forth in the company's Form 10-K for the fiscal year ended December 31, 1997, describes certain additional risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements.